EXHIBIT 99.1

FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN REPORTS FOURTH QUARTER AND YEAR END 2014 RESULTS

 - Reports Annual Net Income of $19.7 Million, Including VIMOVO Royalty of $21.1 Million -
- Updates Anticipated Commercialization Timing -

Chapel Hill, N.C., March 9, 2015 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, today announced results for the fourth quarter and year ended December 31, 2014.

Corporate Highlights

•	Q4 2014 was the fourth consecutive profitable quarter and the third consecutive quarter of positive cash flow. 2014 profit was $19.7 million, compared to a 2013 loss of $(16.7) million.

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Total Q4 revenue more than doubled to $9.9 million from $4.7 million in Q4 2013, including VIMOVO® (naproxen / esomeprazole magnesium) royalties for Q4 of 2014 of $5.6 million, an increase of $3.9 million over Q4 of 2013.

•	Q4 2014 expenses decreased by more than 50% to $3.1 million, vs. $6.9 million in Q4 2013.

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In Q4 2014, POZEN announced the termination of the License and Collaboration Agreement with sanofi-aventis U.S. LLC for the commercialization of the YOSPRALA product candidates in the United States. POZEN also announced the termination of the License Agreement with Cilag GmbH for the commercialization of MT 400 in certain countries of Latin America. With the return of full ownership of the YOSPRALA asset, the Company is exploring multiple strategic options.

Regulatory and Commercial Update

The Company received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) on April 25, 2014 and on December 16, 2014 stating that satisfactory resolution of inspection deficiencies found during an inspection of the active ingredient supplier’s manufacturing facility in April 2014 was required before the Company’s New Drug Application (NDA) for YOSPRALA 81/40 or YOSPRALA 325/40 could be approved. There were no clinical or safety deficiencies noted with respect to either YOSPRALA 81/40 or YOSPRALA 325/40 and no other deficiencies were noted in either CRL. Final agreement on the draft product labeling is also pending.

A Type A Meeting was held with the FDA in late January 2015 to discuss the December 2014 CRL. The FDA indicated that the active ingredient supplier’s response to the April 2014 Form 483 inspection deficiencies was still under review. The FDA confirmed again that there are no outstanding clinical efficacy or safety issues.

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The active ingredient supplier has informed POZEN that they received a warning letter relating to the Form 483 inspection deficiencies. They are evaluating what additional corrective actions may be required to address the matters raised in the warning letter.

In light of this issue and of the time requirements necessary to complete an assessment of its strategic options, and to properly prepare the market for the launch of YOSPRALA, the Company believes the products will be available for commercialization in 2016.

Fourth Quarter Results

For the fourth quarter of 2014, POZEN reported total revenue of $9.9 million, resulting from $5.6 million of VIMOVO royalty, $4.0 million from the amortization of the $15.0 million upfront fee for the licensing of YOSPRALA, and $0.3 million deferred revenue recognized on the termination of the Cilag agreement. For the fourth quarter of 2013, the Company reported total revenue of $4.7 million, resulting from $1.7 million of VIMOVO royalty and $3.0 million of amortization of the upfront fee for licensing of YOSPRALA.

Operating expenses for the fourth quarter of 2014 totaled $3.1 million, as compared to $6.9 million for the comparable period in 2013. The decrease in operating expenses in the fourth quarter of 2014 was primarily a result of reduced staff, reduced non-cash compensation expense and lower YOSPRALA related costs.

The Company reported net income of $7.0 million, or $0.21 per share on a diluted basis for the fourth quarter of 2014, compared to net loss of $(2.2) million, or $(0.07) loss per share, for the fourth quarter of 2013.

Year End Results

For the year ended 2014, POZEN reported total revenue of $32.4 million, resulting from $21.1 million of VIMOVO royalty, $11.0 million from the amortization of the $15.0 million upfront fee for the licensing of YOSPRALA, and $0.3 million related to the Cilag agreement termination. For the year ended 2013, the Company reported total revenue of $10.3 million, resulting from $6.3 million from VIMOVO royalty and $4.0 million from the amortization of the upfront fee for the licensing of YOSPRALA.

Operating expenses for the year ended 2014 totaled $15.8 million, as compared to $27.1 million for the comparable period in 2013. The decrease in operating expenses for the year ended 2014 was primarily a result of higher YOSPRALA related costs in 2013, including the YOSPRALA PDUFA fee, YOSPRALA pre-commercialization costs, and the one-time licensing costs as compared to a strategic reduction of activities in 2014.

The Company recorded other income of $3.1 million in 2014, which consisted of a $2.7 million valuation gain on a warrant to purchase Pernix Therapeutics Holdings, Inc. common stock at an exercise price of $4.28 received as part of the Pernix acquisition of the rights to Treximet® and $0.4 million related to the disgorgement of short-swing profits arising from trades by a POZEN shareholder under Section 16(b) of the Securities Exchange Act of 1934.

The Company reported net income of $19.7 million, or $0.60 per share on a diluted basis for the year ended 2014, compared to a net loss of $(16.7) million, or $(0.55) loss per share, for the year ended 2013. The Company has net operating loss carryforwards for tax purposes and does not expect any tax expense in 2014.

Balance Sheet

At December 31, 2014, cash, cash equivalents and investment in warrants totaled $43.3 million. Accounts receivable totaled $5.6 million. Subsequent to December 31, 2014, the Company sold its Pernix Therapeutics Holdings, Inc. common stock warrants resulting in cash proceeds of $2.5 million.

Strategic Direction

The Company continues to execute its strategic plan which includes obtaining FDA approval for our YOSPRALA product candidates, evaluating all strategic options available to us now that we have full ownership of YOSPRALA, reducing expenses, foregoing any new development activities unless fully paid for by a third party, and continuing to focus on licensing all unpartnered products and product candidates other than YOSPRALA to appropriate commercial partners for commercialization outside of the United States.

Fourth Quarter and Year End Results Webcast

POZEN will host a webcast to present fourth quarter and year end 2014 results and management’s outlook on Monday, March 9, 2015 at 11:00 a.m. (EDT). The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN Inc. is a small pharmaceutical company that specializes in developing novel therapeutics for unmet medical needs and licensing those products to other pharmaceutical companies for commercialization. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products. Funded by these milestones/royalty streams, POZEN has created a portfolio of cost-effective, evidence-based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage.

The Company's common stock is traded under the symbol “POZN” on The NASDAQ Global Market. For more detailed company information, including copies of this and other press releases, please visit www.pozen.com.

About YOSPRALA

POZEN has created a portfolio of investigational integrated aspirin therapies - the PA product platform. The products in the PA portfolio are being developed with the goal of significantly reducing GI ulcers and other GI complications compared to taking enteric-coated or plain aspirin alone.

The first candidates are YOSPRALA 81/40, containing 81 mg of aspirin, and YOSPRALA 325/40, containing 325 mg of aspirin. Both products are a coordinated-delivery tablet combining immediate-release omeprazole (40 mg), a proton pump inhibitor, layered around a pH-sensitive coating of an aspirin core. This novel, patented product is intended for oral administration once a day and an indication is being sought for use for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced gastric ulcers.

About VIMOVO

VIMOVO® (naproxen / esomeprazole magnesium) is a fixed-dose combination of delayed-release enteric-coated naproxen, a non-steroidal anti-inflammatory drug (NSAID), and immediate-release esomeprazole magnesium, a stomach acid-reducing proton pump inhibitor (PPI), approved for the relief of signs and symptoms of osteoarthritis, rheumatoid arthritis and ankylosing spondylitis and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers. VIMOVO is not recommended for use in children younger than 18 years of age. VIMOVO is not recommended for initial treatment of acute pain because the absorption of naproxen is delayed compared to absorption from other naproxen-containing products. Controlled studies do not extend beyond six months. VIMOVO should be used at the lowest dose and for the shortest amount of time as directed by your health care provider.

For Full Prescribing Information see www.VIMOVO.com.

About Treximet

Treximet® (sumatriptan / naproxen sodium) was approved by the U.S. Food and Drug Administration (FDA) in April 2008 for the acute treatment of migraine attacks, with or without aura, in adults. The product is formulated with POZEN’s patented technology of combining a triptan with a non-steroidal anti-inflammatory drug (NSAID) and GlaxoSmithKline’s (GSK) RT Technology™. This migraine medication contains sumatriptan, a 5-HT1 receptor agonist that mediates vasoconstriction of the human basilar artery and vasculature of human dura mater, which correlates with the relief of migraine headache. It also contains naproxen, an NSAID that inhibits the synthesis of inflammatory mediators. Therefore, sumatriptan and naproxen contribute to the relief of migraine through pharmacologically different mechanisms of action. As a result of this dual mechanism of action, Treximet has been shown to provide superior sustained pain relief compared to placebo and to both of the single mechanism of action components.

For Full Prescribing Information see www.treximet.com.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results, our ability to return value to our stockholders, including any cash distributions, and our future prospects could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our inability to further license our YOSPRALA product candidates on terms and timing acceptable to us, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies or due to issues with third-party manufacturers, or the failure to obtain such approval of our product candidates for all expected indications, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on AstraZeneca and Horizon for the sales and marketing of VIMOVO®, our dependence on Patheon for the manufacture of YOSPRALA 81/40 and YOSPRALA 325/40; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended September 30, 2014. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

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POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenue:
Royalty revenue	$5,629,209	$1,673,000	$21,136,932	$6,322,000
Licensing revenue	4,257,300	3,000,000	11,257,300	4,000,000
Total revenue	9,886,509	4,673,000	32,394,232	10,322,000
Operating expenses:
Selling, general and administrative	2,181,071	4,631,232	10,078,771	17,160,810
Research and development	931,360	2,238,076	5,739,848	9,945,049
Total operating expenses	3,112,431	6,869,308	15,818,619	27,105,859
Other income:
Interest and other income,net	244,337	21,129	3,099,119	75,560
Net income / (loss) attributable to common stockholders	$7,018,415	$(2,175,179)	$19,674,732	$(16,708,299)

Basic net income / (loss) per common share	$0.22	$(0.07)	$0.63	$(0.55)

Shares used in computing basic net income / (loss) per common share	32,083,752	30,582,255	31,359,867	30,449,721

Diluted net income / (loss) per common share	$0.21	$(0.07)	$0.60	$(0.55)

Shares used in computing diluted net income / (loss) per common share	33,353,631	30,582,255	32,810,587	30,449,721

POZEN Inc.
Balance Sheets
(Unaudited)

	December 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$40,582,415	$32,827,732
Investment in warrants	2,678,773	―
Accounts receivable	5,629,209	1,673,000
Prepaid expenses and other current assets	583,061	794,665
Total current assets	49,473,458	35,295,397
Equipment, net of accumulated depreciation	27,382	38,979
Noncurrent deferred tax asset	952,900	―
Total assets	$50,453,740	$35,334,376

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$606,948	$1,500,671
Accrued compensation	1,899,456	3,132,468
Accrued expenses	253,624	1,655,212
Deferred revenue	―	11,257,300
Current deferred tax liability	952,900	―
Total current liabilities	3,712,928	17,545,651

Total stockholders’ equity	46,740,812	17,788,725
Total liabilities and stockholders’ equity	$50,453,740	$35,334,376

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